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 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


                            ASSET PURCHASE AGREEMENT


                                 By and Between




                        ENGINEERED THERMAL SYSTEMS, INC.

                                      and

                              LYDALL CENTRAL, INC.



                          Dated as of April ____, 1998





 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                               TABLE OF CONTENTS

 1.        PURCHASE AND SALE OF ASSETS..............................................................................  1

           1.01       Lease of Real Property........................................................................  2
           1.02       Equipment and Personalty......................................................................  2
           1.03       Contract Rights and Leases....................................................................  2
           1.04       Prepaid Expenses and Deferred Costs...........................................................  3
           1.05       Inventory.....................................................................................  3
           1.06       Accounts Receivable...........................................................................  3
           1.07       Records.......................................................................................  3
           1.08       Goodwill......................................................................................  4
           1.09       Intangible Property...........................................................................  4
           1.10       Customer and Supplier List....................................................................  4
           1.11       ETSI Names....................................................................................  4

 2.        ASSETS TO BE RETAINED BY ETSI............................................................................  4

           2.01       Cash..........................................................................................  4
           2.02       Insurance Policies............................................................................  5
           2.03       Employee Pension and Benefit Plans............................................................  5
           2.04       Tax Credits and Refunds.......................................................................  5
           2.05       Corporate Records.............................................................................  5

3.         LIMITED ASSUMPTION OF LIABILITIES BY CML.................................................................  5

           3.01       Obligations Under Contracts and Leases........................................................  5
           3.02       Trade Payables and Accrued Expenses...........................................................  5
           3.03       Product Return Obligations....................................................................  5
           3.04       Personal Property Taxes.......................................................................  6
           3.05       Post-Closing Responsibilities.................................................................  6
           3.06       Liabilities Not Assumed.......................................................................  7
           3.07       No Expansion of Third Party Rights............................................................  7
           3.08       Cost of Additional Insurance..................................................................  7

 4.        CLOSING; PURCHASE PRICE AND PAYMENT......................................................................  7
           4.01       Closing Date, Place and Time..................................................................  7
           4.02       Purchase Price and Method of Payment..........................................................  7
           4.03       Allocation of Purchase Price..................................................................  8
           4.04       Risk of Loss..................................................................................  8
           4.05       Net Working Capital Purchase Price Adjustment.................................................  8
           4.06       Fixed Asset and Tooling Adjustment............................................................  11

           4.07       Fixed Asset Depreciation Adjustment...........................................................  12

5.         EMPLOYEES; EMPLOYEE PENSION AND WELFARE PLANS............................................................  12

           5.01       Employee Transition...........................................................................  12
           5.02       Employment; Medical Benefits..................................................................  13
           5.03       Other Employee Pension Plans and Benefits.....................................................  13
           5.04       Employee Welfare Plans, Worker's Compensation.................................................  14

6.         INSTRUMENTS OF CONVEYANCE AND ASSUMPTION.................................................................  14

7.         REPRESENTATIONS AND WARRANTIES OF CHARTERMED.............................................................  15

           7.01       Completeness of Disclosure....................................................................  15
           7.02       Title to and Condition of the Assets..........................................................  15
           7.03       Contracts of ETSI.............................................................................  16
           7.04       ETSI's Authority and No Conflict..............................................................  16
           7.05       Brokers.......................................................................................  17
           7.06       Financial Statements..........................................................................  17
           7.07       Taxes.........................................................................................  18
           7.08       Litigation or Claims..........................................................................  18
           7.09       Compliance with Law...........................................................................  19
           7.10       Absence of Certain Changes or Events..........................................................  19
           7.11       Environmental Matters.........................................................................  21
           7.12       No Change in Business Relationships...........................................................  25
           7.13       Employment Agreements.........................................................................  25
           7.14       Patents, Trademarks, Trade Names and Copyrights...............................................  27
           7.15       Processes and Know-how........................................................................  27
           7.16       Utilities.....................................................................................  27
           7.17       Licenses and Permits..........................................................................  28
           7.18       Absence of Undisclosed Liabilities............................................................  28
           7.19       Inventory.....................................................................................  29
           7.20       Accounts and Notes Receivable.................................................................  29
           7.21       Solvency......................................................................................  30
           7.22       Subsidiaries..................................................................................  30
           7.23       ERISA and COBRA Compliance....................................................................  30
           7.24       Product Liability.............................................................................  32
           7.25       Corrupt Practices.............................................................................  32
           7.26       Adequate Assets...............................................................................  33
           7.27       Equipment and Real Estate.....................................................................  33
           7.28       Restrictions..................................................................................  33
           7.29       Conditions Affecting ETSI.....................................................................  34
           7.30       Completeness of Disclosure....................................................................  34

8.         REPRESENTATIONS AND WARRANTIES OF CML....................................................................  35

           8.01       Organization and Good Standing................................................................  35
           8.02       Authority of CML..............................................................................  35
           8.03       Brokers.......................................................................................  36
           8.04       Financing.....................................................................................  36
           8.05       Financial Statements..........................................................................  36
           8.06       Absence of Certain Changes or Events..........................................................  37
           8.07       Litigation or Claims..........................................................................  37

9.         CML'S CONDITIONS PRECEDENT TO CLOSING....................................................................  37

           9.1        Agreements of ETSI Pending the Closing........................................................  37
                      9.1.1 Business in the Ordinary Course.........................................................  37
                      9.1.2 Existing Condition......................................................................  37
                      9.1.3 Maintenance of Physical Assets..........................................................  38
                      9.1.4 Employees and Business Relations........................................................  38
                      9.1.5 Maintenance of Insurance................................................................  38
                      9.1.6 Maintenance of Franchises, etc..........................................................  38
                      9.1.7 Compliance with Laws, etc...............................................................  38
                      9.1.8 Update Schedules........................................................................  38
                      9.1.9 Conduct of Business.....................................................................  39
                      9.1.10 Sale of Assets; Negotiations...........................................................  39
                      9.1.11 Access.................................................................................  39
                      9.1.12 Press Releases.........................................................................  40
                      9.1.13 Non-Shop Provision.....................................................................  40

           9.2        Agreements of Lydall Pending the Closing......................................................  40
                      9.2.1 Actions of Lydall.......................................................................  41
                      9.2.2 Confidentiality.........................................................................  41
                      9.2.3 Press Releases..........................................................................  41
                      9.2.4 Acquisitions............................................................................  42

10.        LYDALL'S CONDITIONS PRECEDENT TO CLOSING.................................................................  42

           10.01      Representations and Warranties................................................................  42
           10.02      Consent of Landlord to Assumption of Lease....................................................  42
           10.03      Hart-Scott-Rodino Filings.....................................................................  42
           10.04      Covenants Not to Compete of ETSI and its Principal Officers...................................  43
           10.05      Due Diligence Review..........................................................................  43
           10.06      Compliance with this Agreement................................................................  43
           10.07      Opinions of Counsel for ETSI..................................................................  43
           10.08      No Threatened or Pending Litigation...........................................................  43

           10.09      Consents and Approvals........................................................................  44
           10.10      Material Adverse Changes......................................................................  44
           10.11      Excess Liability Extended Reporting Period Insurance..........................................  44
           10.12      ETSI to have Lydall named as an additional insured............................................  45

11.        ETSI's CONDITIONS PRECEDENT TO CLOSING...................................................................  45

           11.01      Representations and Warranties................................................................  45
           11.02      Compliance with this Agreement................................................................  45
           11.03      Opinions of Counsel for Lydall................................................................  45
           11.04      No Threatened or Pending Litigation...........................................................  45
           11.05      Consents and Approvals........................................................................  46
           11.06      Excess Liability Extended Reporting Period Insurance..........................................  46
           11.07      Excess Liability Extended Report Period Insurance.............................................  46

12.        POST-CLOSING COVENANTS...................................................................................  46

           12.01      Transition Period.............................................................................  46
           12.02      Reimbursement of Uncollected Receivables......................................................  47
           12.03      Preservation of Records.......................................................................  49
           12.04      Confidentiality...............................................................................  49
           12.05      Further Assurances............................................................................  50
           12.06      Product Warranty Costs........................................................................  50

13.        INDEMNIFICATION BY CML...................................................................................  50
           13.01      Indemnification Holdback......................................................................  50
           13.02      Indemnification Obligation....................................................................  51

14.        INDEMNIFICATION BY LYDALL................................................................................  52

15.        LIMITATIONS ON INDEMNIFICATION...........................................................................  53

           15.01      Limit on Indemnification......................................................................  53
           15.02      Survival of Representations
                      Warranties and Indemnification................................................................  53
           15.03      Defense of Claims.............................................................................  53
           15.04      Materiality...................................................................................  55

16.        MISCELLANEOUS............................................................................................  55

           16.01      Termination...................................................................................  55
           16.02      Successors and Assigns........................................................................  56
           16.03      Governing Law.................................................................................  56
           16.04      Notices.......................................................................................  56
           16.05      Payment of Expenses...........................................................................  57
           16.06      Entire Agreement; Amendment...................................................................  58

           16.07      Counterparts..................................................................................  58
           16.08      Headings......................................................................................  58
           16.09      Waiver........................................................................................  58
           16.10      Separability..................................................................................  59

                               ASSET PURCHASE AGREEMENT


          This Agreement (the "Agreement") is made and entered into this __th day of April 1998 by and between Lydall Central, Inc., an Indiana corporation having a principal office in Hamptonville, NC ("Lydall") and Engineered Thermal Systems, Inc., a Vermont corporation having a principal office at Route 5, Memorial Drive, St. Johnsbury, VT 05819-0907 ("ETSI").

                                W I T N E S S E T H :


          WHEREAS, ETSI is the owner and operator of a manufacturing facility which fabricates and manufactures thermal insulation products at leased facilities located at: Route 5, Memorial Drive, St. Johnsbury, VT 05819 ( "Operation"); and

          WHEREAS, ETSI desires to sell and transfer to Lydall, and Lydall desires to purchase and assume from ETSI, certain assets, certain liabilities and the business as a going concern of ETSI, upon the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual premises hereinafter set forth, the parties agree as follows:

          1.   PURCHASE AND SALE OF ASSETS.  At the Closing (as defined in
Article 4), and upon the basis of the representations, warranties, covenants and agreements in this Agreement, ETSI shall sell, transfer, assign, convey and deliver to

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

Lydall, and Lydall shall purchase on the terms and conditions set forth in this Agreement, all of ETSI's right, title and interest in and to the Assets. The "Assets" shall mean all real, personal and mixed properties, which are owned by ETSI on the Closing Date (as defined in Article 4) or used in the business of the Operation except as set forth in Article 2 below, including, without limitation:

          1.01 LEASE OF REAL PROPERTY. All of ETSI's right, title and interest in and to the lease dated September 30, 1996, as modified, of the land and buildings, improvements and fixtures located at Route 5, Memorial Drive, St. Johnsbury, VT 05819 in which facility ETSI conducts its business (the "Lease"). The Lease is between ETSI as tenant and St. Johnsbury Development Fund, Inc. as landlord. (The real property, improvements and fixtures which are the subject of the Lease are referred to as the "Real Property");

          1.02 EQUIPMENT AND PERSONALTY. All the fixtures, machinery, equipment, motor vehicles, spare parts, furniture, appliances, supplies, computer hardware, software and other items of tangible personal property owned by ETSI or used in the operation of ETSI on the Closing Date (the "Equipment and Personalty"), including without limitation all items set forth in a list and description of such Equipment and Personalty, attached as
Schedule 1.02;

          1.03 CONTRACT RIGHTS AND LEASES. All rights and benefits of ETSI under the contracts, purchase orders, agreements and leases (in addition to the Lease) in effect on the Closing Date entered into by, or for the benefit of, ETSI in the ordinary course of the Operation, including without limitation those listed on
Schedule 1.03 attached;

          1.04 PREPAID EXPENSES AND DEFERRED COSTS. Except as provided by Sections 2.02, 2.03 and 2.04, all rights to prepaid expenses and deferred costs of ETSI relating to the Operation and existing on the Closing Date, including without limitation all items set forth on a list and description of such prepaid expenses and deferred costs, as of the date specified being attached as Schedule 1.04 (collectively, the "Prepaid Expenses");

          1.05 INVENTORY. All of the raw materials, work in process, finished goods, spare parts and supplies inventory used by the Operation on the Closing Date (the "Inventory"); including without limitation all items set forth on lists of such Inventory, with its pricing, as of the last date each scheduled item was purchased or manufactured, attached as Schedule 1.05, except such Inventory as shall have been sold in the ordinary course of ETSI's business or produced for inventory in the period from the date of such list until the Closing Date;

          1.06      ACCOUNTS RECEIVABLE.   All of the accounts receivable of
ETSI attributable to the Operation of as of the Closing Date (the "Accounts Receivable"). ETSI shall furnish a list of the Accounts Receivable anticipated as of the Closing Date, a list of Accounts Receivable as of the date of this Agreement is ATTACHED HERETO as Schedule 1.06;

          1.07 RECORDS. All books, accounts, documents and records (whether in printed or electronic form) of ETSI relating to the Operation wherever located including

ETSI's check registers and canceled checks, and such other business records as may reasonably be requested by Lydall;

          1.08 GOODWILL. The goodwill of the business of ETSI as a going concern;

          1.09      INTANGIBLE PROPERTY.   All inventions, patents, formulae,
know-how, patent applications, copyrights, trade secrets, trademarks, trade names drawings, designs, formulae, blue prints, computer programs, software and manufacturing records owned by ETSI, relating to products presently produced or in development or used in the business of ETSI;

          1.10      CUSTOMER AND SUPPLIER LIST.   All rights to the customer
and supplier lists relating to the Operation, shall include all accounts shipped to in 1995, 1996 and 1997 by dollar amount, plus all new customers added in 1998 and a copy of which is attached as Schedule 1.10; and

          1.11 ETSI NAMES. Any right to use the names "Engineered Thermal Systems, Inc." or "ETSI" and any derivation and all related names, marks, logos and abbreviations.

          2. ASSETS TO BE RETAINED BY ETSI. Notwithstanding the foregoing, the Assets to be sold, transferred, assigned or conveyed to Lydall shall not include the following:

          2.01 CASH. All of ETSI's cash on hand and all cash contained in any account of ETSI;

          2.02 INSURANCE POLICIES. All insurance policies of ETSI and rights in connection therewith including, without limitation, any prepaid premiums;

          2.03 EMPLOYEE PENSION AND BENEFIT PLANS. Assets associated with any employee benefit plans of ETSI, including but not limited to, welfare plans and all contracts and insurance policies entered into or issued pursuant to any such plan;

          2.04 TAX CREDITS AND REFUNDS. Local, state and federal income and franchise tax credits, refunds and prepayments arising with respect to the property, business or income of ETSI prior to the Closing, whether or not in being or known at the Closing Date; and

          2.05 CORPORATE RECORDS. ETSI's corporate minute book, stock record books and corporate seal.

          3.        LIMITED ASSUMPTION OF LIABILITIES BY LYDALL.

          3.01 OBLIGATIONS UNDER CONTRACTS AND LEASES. As partial consideration for the sale of the Assets, Lydall will assume responsibility for and perform or satisfy when due all liabilities, commitments and obligations of ETSI under the Lease and those contracts, purchase orders, agreements and other leases specifically listed on Schedule 1.03;

          3.02 TRADE PAYABLES AND ACCRUED EXPENSES. Lydall shall assume responsibility for the specific trade payables and accrued expenses set forth in Schedule 3.02 (the "Trade Payables");

          3.03 PRODUCT RETURN OBLIGATIONS. (a) Lydall shall assume and be responsible for all liabilities and obligations relating to or arising out of any replacements under any product warranty relating to, or the return of, or any allowance given with respect to, any product of the Operation manufactured by Lydall and sold, distributed or otherwise disposed of by Lydall after the Closing, except those described in paragraph 3.03(b)(ii).

           (b) ETSI shall continue to be responsible for all liabilities and obligations relating to or arising out of any replacements under any product warranty relating to, or the return of, or any allowance given with respect to, any product of the Operation (i) sold, distributed or otherwise disposed of by ETSI at any time prior to the Closing Date, including claims made after the Closing Date, and (ii) in inventory on hand at the Closing Date and sold, distributed or otherwise disposed of by Lydall;

          3.04 PERSONAL PROPERTY TAXES. ETSI will prepay to Lydall any unpaid property taxes that accrue prior to the Closing Date;

          3.05      POST-CLOSING RESPONSIBILITIES.  Except as set forth in
Section 3.03(b), Lydall shall be solely responsible for any and all liabilities and obligations directly or indirectly arising out of or relating to the conduct of the Operation by Lydall from and after the Closing and relating to periods from and after the Closing or Lydall's ownership, possession, occupancy, use, sale or operation of any of the Assets or Real Property on and after the Closing and relating to periods from and after the Closing;

          ETSI shall be solely responsible for any and all liabilities and obligations, except those expressly assumed by Lydall, directly or indirectly arising out of or relating to the conduct of the Operation by ETSI before the Closing and relating to periods before the Closing or ETSI 's ownership, possession, occupancy, use, sale or operation of any of the Assets or Real Property before the Closing and relating to periods before the Closing;

          3.06 LIABILITIES NOT ASSUMED. All liabilities other than those listed in sections 3.01 through 3.05 are expressly not assumed by Lydall and are retained by ETSI; and.

          3.07 NO EXPANSION OF THIRD PARTY RIGHTS. Nothing herein shall expand the rights or remedies of any third party against Lydall, ETSI, or the shareholders of ETSI.

          3.08 COST OF ADDITIONAL INSURANCE. Lydall agrees to pay one half the cost of insurance obtained by ETSI in accordance with Section 10.11.

          4.        CLOSING; PURCHASE PRICE AND PAYMENT.

          4.01 CLOSING DATE, PLACE AND TIME. The transactions contemplated shall take place at 11:00 a.m. on April 19, 1998, or sooner by agreement of the parties, at the offices of Lydall, Inc., One Colonial Road, Manchester, CT 06040, or at such other time, date and place as are mutually determined by the parties. "Closing" shall mean the meeting between the parties and their representatives at which title to the Assets is transferred from ETSI to Lydall and the transactions contemplated by the Agreement are consummated, and "Closing Date" shall mean the date on which the Closing takes place. The transactions contemplated by the Agreement shall be deemed effective as of 11:59 p.m. on the Closing Date;

          4.02 PURCHASE PRICE AND METHOD OF PAYMENT. The purchase price for the Assets and the Covenants Not to Compete referred to in Section 10.04, net of the specific liabilities assumed, (the "Purchase Price") shall be $9,247,000 which will be payable as follows: (a) $8,447,000 by wire transfer of funds to ETSI's bank account, or delivery of other immediately available funds to ETSI, at the Closing and (b) $800,000 by wire transfer of funds to the escrow account described in Section 13.01 below (the "Escrow Account"), which amount shall be held in escrow pursuant to the terms and conditions of escrow instructions substantially in the form of Exhibit A attached hereto.(the "Escrow Instructions") The Purchase Price shall be subject to adjustment as set forth in Sections 4.05 and 4.06;

          4.03      ALLOCATION OF PURCHASE PRICE.   After Closing, Lydall and
ETSI shall work together in good faith to agree substantially to an allocation of the Purchase Price (including liabilities assumed by Lydall pursuant to Article 3) among the Assets, the Covenants Not to Compete and the liabilities assumed. The parties shall cause an appropriate filing reflecting the allocation to be made with Federal and State taxing authorities as shall be required by law. In the event Lydall and ETSI do not agree on such allocation, each may allocate the Purchase Price in its own discretion and file its tax return accordingly;

          4.04 RISK OF LOSS. All risk of loss with respect to the Assets shall remain with ETSI until the Closing and shall pass to Lydall when the transactions contemplated are deemed effective as defined in 4.01 above; and

          4.05 NET WORKING CAPITAL PURCHASE PRICE ADJUSTMENT. (a) Within 30 days after the Closing Date, ETSI shall prepare and deliver to Lydall a statement (the "Closing Date Statement") setting forth ETSI's Net Working Capital (as defined in Section 4.05(d)(iii)) as of the Closing Date ("Closing Date Net Working Capital"). The Closing Date Statement shall also set forth a calculation of the amount by which Closing Date Net Working Capital exceeds or is less than $1,700,000 ("Working Capital Adjustment"). Within 60 days after the Closing Date, Lydall shall complete its examination of the Closing Date Statement and shall deliver to ETSI either a written acknowledgment of Lydall accepting the Closing Date Statement and the Working Capital Adjustment or a written report ("Adjustment Report") setting forth in detail any proposed adjustments to the Closing Date Statement and the Working Capital Adjustment and the reasons and supporting data therefor. In the event that Lydall fails to deliver such acknowledgment or Adjustment Report within such sixty (60) day period, the Closing Date Statement (and each of the Closing Date Net Working Capital and the Working Capital Adjustment set forth thereon) delivered by ETSI to Lydall shall be deemed to be correct and to have been finally determined under Section 4.05 (b) below;

          (b) If Lydall shall deliver an Adjustment Report to ETSI within the period set forth in Section 4.05(a), Lydall and ETSI shall attempt to resolve any differences and agree upon the Working Capital Adjustment. In the event that ETSI and Lydall fail to agree on any or all of Lydall's proposed adjustments to the Closing Date Statement contained in the Adjustment Report within 15 days after ETSI receives the Adjustment Report, then the parties shall select an independent certified public accounting firm of national reputation (who shall not be a firm previously or currently retained by Lydall or ETSI) which is mutually agreeable to the parties ( the "Independent Auditors") to, resolve any dispute. The Independent Auditors, acting as independent auditors and not for the benefit of Lydall or ETSI, shall make the final determination with respect to the calculation of the Closing Date Net Working Capital in light of the terms and provisions of this Agreement within a period of less than 30 days. The decision of the Independent Auditors shall be in writing and state the basis for the finding and shall be final and binding on Lydall and ETSI. The costs and expenses of the Independent Auditors for their services rendered pursuant hereto shall be borne equally by Lydall and ETSI;

          (c) The term "Final Closing Date Statement" shall mean the Closing Date Statement delivered pursuant to Section 4.05(a), as adjusted, if at all, pursuant to Section 4.05(a) or 4.05(b) and the "Settlement Date" shall mean the date on which the Final Closing Date Statement is agreed to by the parties or finally determined by the Independent Auditors, as the case may be. Until the Settlement Date, Lydall agrees to provide ETSI, its representatives and advisors, and the Independent Auditors with access, during Lydall's normal business hours and upon reasonable advance notice, to the books and records of the Operation for the purpose of preparing the Closing Date Statement and reviewing any proposed adjustments set forth in the Adjustment Report;

          (d)(i) In the event that the Closing Date Net Working Capital set forth in the Final Closing Date Statement exceeds $1,700,000, Lydall agrees to pay to ETSI within 5 business days of the Settlement Date an amount equal to the excess of the Closing Date Net Working Capital set forth in the Final Closing Date Statement over $1,700,000 by wire transfer of immediately available funds to ETSI's bank account;

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

          (ii) In the event that the Closing Date Net Working Capital set forth in the Final Closing Date Statement is less than $1,700,000, ETSI agrees to pay to Lydall, within 5 business days of the Settlement Date an amount equal to the difference between $1,700,000 and the Closing Date Net Working Capital set forth in the Final Closing Date Statement by wire transfer of immediately available funds to Lydall's bank account.

          (iii) For purposes of this Section 4.05, the term "Net Working Capital" shall mean an amount equal to the difference between (x) the aggregate amount of ETSI's Accounts Receivable, less any applicable allowance for doubtful accounts and other reserves, Inventory and Prepaid Expenses as of the Closing Date, and (y) the amount of ETSI's Trade Payables and Accrued Expense being assumed pursuant to Section 3.01 as of the Closing Date, all determined consistently with the way such amounts were determined for purposes of the 1997 Year End Statements (as defined in Section 7.06).

          4.06 FIXED ASSET AND TOOLING ADJUSTMENT. Within 30 days of the Closing Date, ETSI shall prepare and deliver to Lydall a statement setting forth any material fixed assets and tooling purchased during the period from January 1, 1998 through the Closing Date (the "Fixed Asset and Tooling Statement"). Fixed assets and tooling shall be recorded by ETSI consistent with past practice. Within thirty days of receipt of the Fixed Asset and Tooling Statement, Lydall shall deliver to ETSI a written acknowledgment of Lydall accepting the Fixed Asset and Tooling Statement or a written report (the "Fixed Asset and Tooling Adjustment Report") setting forth in detail any proposed adjustments. Lydall agrees to wire the amount to ETSI, within five business days of Lydall's acceptance of the Fixed Asset and Tooling Statement, net of any Depreciation Adjustment determined in accordance with
Section 4.07. In the event that Lydall does not accept the Fixed Asset and Tooling Statement, the matter shall be submitted to the Independent Auditors for dispute resolution in accordance with Section 4.05(b).

          4.07 FIXED ASSET DEPRECIATION ADJUSTMENT. Within 30 days of the Closing Date, ETSI shall prepare and deliver to Lydall a statement setting forth the depreciation expense on the fixed assets of ETSI on a consistent basis with prior years, covering the period from January 1, 1998 through the closing date (Depreciation Adjustment). Within 5 days of receipt of the Depreciation Adjustment, Lydall shall deliver to ETSI a written acknowledgment of Lydall accepting the Depreciation Adjustment or a written report (Depreciation Adjustment Report) setting forth in detail any proposed adjustments. ETSI agrees to wire the amount to Lydall, within 5 business days of Lydall's acceptance of the Depreciation Adjustment. In the event that Lydall does not accept the Depreciation Adjustment, the matter will be submitted to the Independent Auditors for dispute resolution in accordance with Section 4.05b.

          5.        EMPLOYEES; EMPLOYEE PENSION AND WELFARE PLANS

          5.01 EMPLOYEE TRANSITION. ETSI shall terminate its employees before Closing. Lydall agrees to conditionally offer employment to a minimum of two thirds of the ETSI employees listed on Schedule 7.13 within thirty (30)) days of the Closing Date; provided that ETSI permits Lydall to perform pre-employment testing, prior to the

Closing Date. Any decision to offer employment to the ETSI employees listed on Schedule 7.13 will be made in conformity with terms, conditions, policies and procedures of Lydall to be established for this facility, or then in effect with respect to the hiring of new employees generally, including without limitation, the receipt of satisfactory results of any requested substance abuse tests. In addition, the parties agree to work together in good faith to provide for the orderly transition of the employment of such employees from ETSI to Lydall, giving due consideration to such factors as current salary, length of service, accrued benefits, and continuity of medical and disability coverage;

          5.02 EMPLOYMENT; MEDICAL BENEFITS. With respect to any employee who becomes employed by Lydall, Lydall shall, at its option, provide substantially equivalent medical benefits in the aggregate as are presently provided by ETSI or by Lydall to other similarly situated employees , expressly excluding post-retirement medical benefits. Lydall will waive any pre-existing condition clauses;

          5.03 OTHER EMPLOYEE PENSION PLANS AND BENEFITS. Lydall shall not assume any obligation and shall have no liability whatsoever to ETSI or any employee or former employee thereof or any other person or entity with respect to the funding, payment or provision of pension or profit-sharing or 401(k) benefits earned or accrued prior to the Closing, if any, under any pension, profit-sharing or 401(k) plans sponsored by ETSI, whether or not any employees become employees of Lydall. ETSI shall retain all such obligations, if any, and shall remain solely and exclusively liable for all benefits earned or accrued prior to the Closing, if any, under any such plans; and

          5.04 EMPLOYEE WELFARE PLANS, WORKER'S COMPENSATION. Lydall shall have no liability whatsoever to employees or former employees of ETSI with respect to incurred worker's compensation claims or to benefits provided, earned or accrued under any welfare benefit plan sponsored by ETSI prior to the Closing. Lydall shall not assume any obligation and shall have no liability whatsoever with respect to any welfare benefit claims, including without limitation medical, dental, life, or disability claims incurred by an employee or his family prior to the Closing or workers compensation claims incurred prior to the Closing. A medical or dental claim shall be deemed to be incurred when the services relating to that event that is the subject of the claim were performed. A life or disability claim is deemed to have been incurred on the date of death or disability. A worker's compensation claim is deemed to have been incurred on the date of accident; and

          6. INSTRUMENTS OF CONVEYANCE AND ASSUMPTION. (a) At the Closing, ETSI shall deliver to Lydall such bills of sale, endorsements and assignments substantially in the form of Exhibit B-1 attached hereto, and such other instruments of sale, conveyance, transfer and assignment as may be reasonably requested by Lydall, in order to convey to Lydall good title to the Assets, free and clear of all claims, charges, equities, liens (including tax liens other than liens for taxes and assessments not yet due and payable), security interests and encumbrances and, except for minor imperfections of title and liens, security interests, and encumbrances which, individually and in the aggregate, do not materially detract from the value of or impair the use of the Assets as currently utilized. ETSI shall pay the costs for preparing the instruments of conveyance. Lydall shall pay the costs for recording same. Any sales, use, excise, transfer or other similar taxes, if any, imposed with respect to the transfer of the Assets shall be the sole responsibility of ETSI;

and

          (b) At the Closing, Lydall shall execute and deliver to ETSI an Assumption Agreement substantially in the form attached as Exhibit B-2 and such other instruments or agreements of assumption as may be reasonably requested by ETSI, in order to evidence the assumption by Lydall of the liabilities in accordance with Article 3. Lydall shall pay the costs for preparing the instruments or agreements of assumption.

          7. REPRESENTATIONS AND WARRANTIES OF ETSI. ETSI represents, warrants and agrees that:

          7.01 ORGANIZATION AND GOOD STANDING OF ETSI. ETSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont with full power and authority to own and operate the Assets and to conduct the Operation as now being conducted and is duly qualified to do business in Vermont and all other jurisdictions where the nature of the properties owned or leased by it or the business conducted by it require that it be so qualified;

          7.02 TITLE TO AND CONDITION OF THE ASSETS. ETSI has good title to the Assets, free and clear of any claims, charges, equities, liens (including tax liens), security interests and encumbrances except for (a) liens for taxes and assessments not yet due and payable, (b) liens listed on
Schedule 7.02, and (c) minor imperfections of title and liens, security interests and encumbrances which, individually and in the aggregate, do not affect the value of or impair the use of the Assets as currently utilized (collectively, "Permitted Liens"). ETSI has full right, power, capacity and authority to sell, transfer, assign, convey and deliver good title to the Assets to Lydall as provided in this Agreement, and delivery on the Closing Date will convey to Lydall good title to the Assets, free and clear of any claims, charges, equities, liens (including tax liens), security interests and encumbrances;

          7.03      CONTRACTS OF ETSI.   Schedule 1.03 includes a correct and
complete list of all written or oral contracts agreements or arrangements to which ETSI is a party relating to the operation of ETSI, including any agreements with ETSI's shareholders, directors or officers. ETSI has no contracts in excess of $5,000 other than those listed on Schedule 1.03. ETSI has provided Lydall with true and correct copies of all such written contracts, including the Lease and a true and complete summary of all oral contracts;

          7.04 ETSI'S AUTHORITY AND NO CONFLICT. ETSI has the full corporate right, power and authority, to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by ETSI. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any conflict with, breach, violation or termination of, or default under any charter, by-law, law, statute, rule, regulation, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which ETSI is a party or by which it is bound. ETSI has obtained or, prior to the Closing, will have obtained any necessary approvals of governmental bodies, lenders, lessors or other third parties. All corporate action and other authorizations prerequisite to the execution of this Agreement by ETSI and the consummation by ETSI of the transactions contemplated by this Agreement have been taken or obtained by ETSI. The Agreement is a valid and binding agreement of ETSI, enforceable against ETSI in accordance with its terms, subject to (i) any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar law relating to or affecting the rights of creditors generally, (ii) the possibility that the remedy of specific performance or any other remedy may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion, and (iii) equitable principles that may be applied in construing or enforcing the provisions of this Agreement;

          7.05 BROKERS. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated;

          7.06 FINANCIAL STATEMENTS. Attached as Schedule 7.06 are the unaudited financial statements of ETSI for the two month period ended February 28, 1998 ("Interim Statements") and the audited financial statements for the full fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 ("Year-End Statements"). The Year-End Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and fairly present in all respects the financial position of ETSI at and as of December 31, 1995, December 31, 1996 and December 31, 1997 respectively, and the results of operations for the fiscal years then ended. Except as set forth in the Notes to the Interim Statements, the Interim Statements have been prepared in accordance with GAAP, do not reflect any accounting principle changes from prior periods and fairly present in all respects the financial position of ETSI at and as of February 28, 1998, and the results of operations for the two months then ended. The information set forth in
Schedule 7.06 is true and correct in all respects;

          7.07 TAXES. ETSI has filed, or caused to be filed, with the appropriate federal, state and local governmental agencies all tax returns required to be filed on or before the Closing Date, and has paid, or caused to be paid all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable or claimed to be due and payable thereon prior to Closing. ETSI has paid, or caused to be paid, all applicable corporate franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description which arise out of the conduct of the business of ETSI or relate to the Assets and which are required to be paid on or prior to the Closing Date, and has received no notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes. ETSI shall continue to be responsible for all such taxes following the Closing Date;

          7.08 LITIGATION OR CLAIMS. There is no litigation, proceeding, arbitration, alternate dispute matter assessment, governmental investigation or other claim pending, or so far as known to ETSI, threatened, against or relating to ETSI or the

Operation with respect to the transactions contemplated by this Agreement or otherwise involving ETSI or the Operation except as set forth on Schedule 7.08;

          7.09 COMPLIANCE WITH LAW. ETSI has no knowledge or reason to believe that it has not complied or is not in compliance with all applicable statutes and regulations of all governmental authorities having jurisdiction over ETSI or any of the Assets. There is no outstanding order, investigation, inquiry, writ, injunction or decree of any court or arbitrator, government or governmental agency against, or affecting the Operation or any of the Assets;

          7.10      ABSENCE OF CERTAIN CHANGES OR EVENTS

          (a)  Since December 31, 1997 except as disclosed to Lydall in
Schedule 7.10 ETSI has not:

               (i) incurred any obligation or liability (fixed or contingent) except trade or business obligations incurred in the ordinary course of business, which are adverse;

               (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), except current liabilities included on the Interim Balance Sheet, current liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business, and obligations and liabilities under contracts, leases or documents referred to in Schedule 1.03;

               (iii) mortgaged, pledged or subjected to lien, charge, security interest or to any other encumbrance any of its assets or properties;

               (iv) sold, transferred, leased or otherwise disposed of any of its assets or properties, except for a fair consideration in the ordinary course of business or entered into any option, contract or other commitment to sell, transfer, lease or otherwise dispose of any of its assets or properties;

               (v) canceled or compromised any debt or claim except for adjustments made with respect to contracts for the purchase of supplies or for the sale of products in the ordinary course of business;

               (vi) waived or released any rights of any value;

               (vii) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, copyrights, or with respect to know-how;

               (viii) made or granted any general wage or salary increase or entered into any employment contract with any officer or employee or increased any wage or salary more than 5% since December 31, 1996;

               (ix) entered into any transaction other than in the ordinary course of business;

               (x) suffered any operating loss or casualty loss or damage, whether or not such loss or damage shall have been insured against;

               (xi) suffered any adverse change in its financial condition, properties or business;

               (xii) made or entered into any contract or commitment to make any capital expenditures in excess of $5,000 in the aggregate; and

               (xiii) made any payment or distribution to any of the shareholders, officers or directors of ETSI; other than salary payments in the ordinary course of business.

          7.11.          ENVIRONMENTAL MATTERS.

          (a)  The following definitions shall apply for purposes of this
Section:

               (i) "ENVIRONMENTAL LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, guidelines, policies or requirements of any governmental authorities regulating or imposing standards of liability or standards of conduct (including common laws) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, wetlands and watercourses, health protection and similar environmental, health, safety, building, and land use concerns as may at any time be in effect.

               (ii) "ENVIRONMENTAL CONDITION" means circumstances with respect to soil, surface waters, ground waters, stream sediments, air and
similar environmental media both on and off   the Real Property and any other
real property which ETSI owns, leases or operates or has ever in the past owned, leased or operated (together, the "ETSI Property") resulting from any activity or inactivity, including but not limited to, storage, treatment, transportation, disposal, or operations occurring on or off such real property, that could require investigatory, corrective and/or remedial measures and/or that may result in claims, demands and/or liabilities by ETSI or third parties including, but not limited to, governmental entities.

               (iii) "HAZARDOUS MATERIALS" means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, medical waste, biomedical waste, infectious materials and any other element, compound mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment.

               (iv) "RELEASE" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, or as otherwise defined under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation Liability Act ("CERCLA") or other Environmental Laws. This term shall be interpreted to include the past, present and future tense, as appropriate.

          (b)  Except as set forth in Schedule 7.11 to the knowledge of ETSI,

               (i) At no time have the Assets or ETSI Property been used for the generation, storage, transportation or disposal of Hazardous Materials or as a landfill or other waste disposal site. There are not now, nor have there ever been, underground storage tanks on ETSI Property.

               (ii) ETSI and the ETSI Property are in full compliance with all Environmental Laws and no event has occurred which, with the passage of time or the giving of notice or both, would constitute non-compliance with Environmental Laws.

               (iii) There are no agreements, consent orders, decrees, judgments, licenses or permit conditions, or other directives, issued by a governmental department or agency which require any change in the present condition of the Assets or the ETSI Property.

               (iv) There are no actions, suits, claims or proceedings, pending or threatened, arising out of the condition of the Assets or ETSI Property or relating to a violation or non-compliance with any Environmental Law or with respect to the generation, storage, disposal, discharge or release of Hazardous Materials off-site or at or from the Assets or ETSI Property or relating to health or safety practices at ETSI.

               (v) ETSI has not received any notice from its insurance carrier or mortgagee as to recommendations made regarding Hazardous Materials or safety issues at the Assets or ETSI Property, and ETSI has not been denied insurance coverage (nor has any insurance coverage been canceled) by reason of Hazardous Materials at the Assets or the ETSI Property or for any other reason.

               (vi) Neither the Assets nor the ETSI Property are a designated landmark or in a designated Historic District, and ETSI has not received any notice that either the Assets or the ETSI Property are being considered for landmark designation or are to be included within any contemplated Historic District.

               (vii) All zoning, use, building, housing, safety, fire and health approvals, and all permits and licenses necessary to operate, occupy and use the Assets and ETSI Property as intended by Lydall have been issued and are in full force and effect, and ETSI is in full compliance therewith. ETSI has not taken any action or made any improvements which would require amending, modifying or supplementing the foregoing.

               (viii) There has been no Release of any Hazardous Materials on, upon or into the Assets or ETSI Property and there has been no such release on, upon or into any real property adjoining or in the vicinity of the Assets or ETSI Property which through air, soil or groundwater migration could have come from sources located upon the Assets or ETSI Property.

               (ix) ETSI has obtained, and is in compliance with, all permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes or any other Environmental Law, and all permits, licenses and authorizations are valid and in full force and effect.

               (x) There are no, nor has ETSI received notice of, any past, present or future events, conditions, Environmental Conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material in connection with the operation of ETSI;

          7.12 NO CHANGE IN BUSINESS RELATIONSHIPS. Since December 31, 1997, there has not been any interruption in the business relationship of ETSI with any supplier, customer or other party with which ETSI has or has had any business agreement or arrangement. Except as may be caused by general economic conditions, ETSI has no knowledge that any such party contemplates termination of such party's business relationship with ETSI or any reduction in the volume of business carried on with ETSI during the preceding two years, except as set forth on Schedule 7.12;

          7.13      EMPLOYMENT AGREEMENTS.

          (a)  ETSI has no:

                    (i) collective bargaining agreement in effect with respect to the employees of ETSI , nor

                    (ii) employment agreement with any of the employees of ETSI;

          (b)  With respect to employees of ETSI, other than as disclosed on
Schedule 7.13,

                    (i) ETSI is and has been in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices;

                    (ii) there is no unfair labor practice complaint against ETSI pending or, to the best of ETSI's knowledge, threatened before the National Labor Relations Board or any comparable state, local or foreign agency;

                    (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the best of ETSI's knowledge, threatened against or directly affecting ETSI;

                    (iv) no union representation question exists and, to the best of ETSI's knowledge, no union organization effort is underway, respecting the employees of ETSI;

                    (v) ETSI has not experienced any material work stoppage in the last eighteen (18) months;

                    (vi) ETSI is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the Closing Date or amounts required to be reimbursed to such employees;

                    (vii) The employment of each of ETSI's employees is terminable at will without cost to ETSI except for payments required under the Plans, welfare plans and Employee Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by ETSI prior to ETSI hiring a person not previously employed by ETSI; and

                    (viii) Schedule 7.13 contains a true and complete list of all employees who are employed by ETSI as of December 31, 1997, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans, welfare plans and Employee Plans), dates of employment and positions. ETSI does not owe any past or present employees any sum other than for accrued wages or salaries for the current payroll period, and amounts payable under the Plans, welfare plans or Employee Plans;

          7.14      PATENTS, TRADEMARKS, TRADE NAMES AND COPYRIGHTS.
ETSI has no knowledge or reason to believe that the business of ETSI as presently conducted infringes, interferes with or contravenes any presently outstanding patents, patent licenses, trademarks, service marks, trade names, brand names, applications or license rights or other proprietary rights held by others; and ETSI is not in violation of any such rights with respect to any past events. All patents, patent licenses, trademarks, service marks, trade names, brand names, and other proprietary rights owned by ETSI or used by ETSI in the operation of its business are listed in Schedule 7.14;

          7.15      PROCESSES AND KNOW-HOW.    ETSI possesses without
restriction all of the processes, know-how, technology, designs, patterns, blueprints, franchises, licenses and applications, and rights in respect thereof, necessary for the continued conduct of the business of ETSI as presently conducted, without the need for patents or licenses other than as disclosed in Schedule 7.14 or listed under Schedule 1.03;

          7.16      UTILITIES.     There is available to the Real Property
which ETSI presently leases, and such property is adequately serviced by, such public utilities as are required to conduct the business of ETSI as it presently is being conducted, including, but not limited to, water, sewer, heat and electricity; and all payments, assessments, deposits and other charges related to such utilities and other existing on-site improvements have been paid in full to the extent that they are due;

          7.17 LICENSES AND PERMITS. Schedule 7.17 contains a complete and accurate list of all permits, licenses, approvals, authorizations and consents of any federal, state or municipal governmental agency or authority held by ETSI which are required for the conduct of the business of ETSI as it is now being conducted ("Licenses and Permits"); all such Licenses and Permits are in full force and effect; and there is no claim, action, investigation or proceeding pending or threatened, which would materially affect any of the foregoing; ETSI has no knowledge of any condition presently existing which affects the validity of any of the Licenses and Permits. ETSI shall transfer to Lydall such Licenses and Permits as are transferable without the consent of a third party. If any Licenses and Permits are not transferable to Lydall, ETSI will cooperate with and assist Lydall in applying for any such Licenses and Permits as are not transferable, or obtaining such consents;

          7.18 ABSENCE OF UNDISCLOSED LIABILITIES. The Interim Statements have made, and the balance sheet contained in the Interim Statements (the "Interim Balance Sheet") makes, full and adequate provision for all obligations and liabilities (whether known or unknown, fixed or contingent) of ETSI. ETSI had no obligations or liabilities of any kind whatsoever (whether known or unknown, fixed or contingent) except (i) to the extent reflected or reserved against on the Interim Balance Sheet or (ii) incurred since the date of the Interim Balance Sheet in the ordinary course of business, none of which is material, or (iii) disclosed in Schedule 7.18;

          7.19 INVENTORY. The inventories of ETSI as reflected on the Interim Statements consist, and the Inventory on hand on the Closing Date will consist, of items of a quality and quantity usable and salable in the ordinary course of its business, except for obsolete items and items of below standard quality, all of which have been, or will be, written down to realizable market value or for which adequate reserves have been, or will be, provided. All such Inventory is of good and merchantable quality, except for obsolete, defective or damaged items, if any. Any obsolete, defective or damaged items have been, or will be, written down to realizable market value.
 An item of Inventory shall be considered obsolete if such item is not expected to be consumed in the manufacturing process or is not expected to be sold within a nine month period following its date of manufacture. "Realizable market value" for items which are obsolete, defective or damaged shall mean the value ascertained by valuing the item, if it is finished, at net selling price (gross selling price less all discounts) less any related sale or delivery expense, or if it constitutes work in process, at net selling price (gross selling price less all discounts) less cost to complete and any related sales or delivery expense, or if it constitutes manufacturing supplies, at market value or if it constitutes raw material, at the lesser of cost or market value;

          7.20 ACCOUNTS AND NOTES RECEIVABLE. The accounts receivable and notes receivable of ETSI as reflected on the Interim Statements are, and the accounts receivable and notes receivable of ETSI on the Closing Date will be, collectible in the ordinary course of business at the aggregate face amounts thereof. In the event that all of the accounts receivable and notes receivable of ETSI on the Closing Date are not paid in full prior to the one hundred and twentieth (120th) day after the Closing Date, provided that Lydall shall have made good faith efforts to collect receivables which are late, ETSI shall reimburse Lydall for all said unpaid accounts and notes (and any unpaid portion of either) for its or their then unpaid balance in accordance with Section
12.02. The accounts receivable and notes receivable are valid and enforceable, uncontested claims for goods delivered or services performed, with no offsets, defenses, counterclaims or disputes as to the amount owing, except as specifically noted in Schedule 7.20;

          7.21 SOLVENCY. ETSI is not insolvent and shall not be rendered insolvent as a result of the transactions contemplated by this Agreement, however ETSI intends to liquidate and dissolve after the Closing.For purposes of this Agreement, the term "insolvent" shall have the same meaning such term has under the Uniform Fraudulent Transfer Act, as adopted and in effect in the State of Vermont on the Closing Date;

          7.22 SUBSIDIARIES. ETSI has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any corporation or other entity, or have any direct or indirect equity interest in any business;

          7.23 ERISA AND COBRA COMPLIANCE. (a) Except for the plans disclosed on Schedule 7.23 (the "Plans"), ETSI neither maintains nor contributes to any employee pension benefit or welfare plans, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), or any other severance, bonus, stock option, stock appreciation, stock purchase, retirement, insurance, pension, profit-sharing or deferred compensation plan, agreement or arrangement for the benefit of ETSI's employees (collectively, the "Employee Plans"), nor has ETSI nor any of its officers or directors taken any action directly or indirectly to obligate ETSI to institute any such Employee Plan. ETSI has complied with all terms and conditions of, and has no liabilities or obligations with respect to, the Plans. As of the date of this Agreement, all benefits relating to periods of service under the Plans are fully funded to the extent required by law. All Plans have been maintained in full compliance with all laws, regulations and orders, including without limitation, ERISA, of all governmental authorities.

          (b)  ETSI, and any entity that is a member of a group described in
Section 414(b),(c),(m), or (o) of the Code, which group includes ETSI, maintain only the group health plans listed in Schedule 7.23, covering employees of ETSI . Except as disclosed in Schedule 7.23 each such group health plan has been administered in accordance with published requirements from and after the respective publication dates of such requirements (and in good faith with requirements with respect to issues and for periods prior to the dates on which published guidance was available) relating to continuation coverage for people who would otherwise lose coverage as a result of certain events set forth in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended by the Tax Reform Act of 1986 and the Technical and Miscellaneous Revenue Act of 1988, and proposed regulations thereunder;

          7.24 PRODUCT LIABILITY. ETSI has not made any oral or written warranties with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof except as are described in Schedule 7.24. There are no claims pending or, to the best of ETSI's knowledge, anticipated or threatened against ETSI with respect to the quality of or absence of defects in such products or services. Schedule 7.24 sets forth a summary, which is accurate in all material respects, of all returns of defective products during the period beginning January 1, 1995 and ending on the date hereof, and all credits and allowances for defective products given to customers during said period, and said summary in each case accurately describes the defect which resulted in the return, allowance or credit. ETSI has no reason to believe that the
number of potential warranty claims for   products sold and services
performed by ETSI will be higher than the number of warranty adjustments which have been required in the past. ETSI has not been required to pay direct, incidental, or consequential damages to any person in connection with any of such products or services at any time during the six (6) year period preceding the date hereof;

          7.25 CORRUPT PRACTICES. ETSI has no knowledge or reason to believe that it, or any of its former or current officers, directors, employees, agents or representatives, has made, directly or indirectly, with respect to ETSI or its business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of ETSI, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, ETSI has not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales;

          7.26 ADEQUATE ASSETS. The Assets are adequate to conduct the Operation as it is presently being conducted, and the Assets conveyed to Lydall on the Closing Date will be adequate to enable Lydall to continue to conduct the Operation as it is presently being conducted;

          7.27 EQUIPMENT AND REAL ESTATE. The Equipment and Real Estate are in good operating condition and repair (ordinary wear and tear excepted). The Equipment, Real Estate and the buildings and other facilities located on the Real Estate are free of any latent structural or engineering defects known to ETSI or any patent structural or engineering defects. ETSI does not use in the conduct of its business any property, assets, or rights, real or personal, tangible or intangible, which are not either (i) owned by it and reflected in the Year End Statements, (ii) leased by it under the Lease, or
(iii) which it otherwise has the right to use under contracts, licenses or agreements disclosed to Lydall pursuant to Schedules to this Agreement;

          7.28 RESTRICTIONS. ETSI is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which adversely affects or restricts or, so far as ETSI can now reasonably foresee, may in the future adversely affect or restrict, the business operations, assets, properties, prospects or condition (financial or otherwise) of the operation after consummation of the transactions contemplated hereby if the Operation is conducted as currently conducted;

          7.29 CONDITIONS AFFECTING ETSI. There is no fact, development or threatened development with respect to the markets, products, services, clients, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, assets or prospects of the Operation which are known to ETSI which would adversely affect the business, operations or prospects of ETSI considered as a whole, other than such conditions as may affect as a whole the economy generally. ETSI has used its best efforts to keep available for Lydall the services of the employees, agents, customers and suppliers of ETSI active in the conduct of the Operation. Other than as set forth on Schedule 7.29, ETSI does not have any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby; and

          7.30 COMPLETENESS OF DISCLOSURE. No representation or warranty by ETSI in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Lydall pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a fact or omits or will omit to state a fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

          8. REPRESENTATIONS AND WARRANTIES OF LYDALL. Lydall represents, warrants and covenants that:

          8.01 ORGANIZATION AND GOOD STANDING. Lydall is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana with full power and authority to own and operate the Assets and to carry on the business of ETSI as now being conducted;

          8.02 AUTHORITY OF LYDALL. Lydall has the full corporate right, power and authority, to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by Lydall and the execution of this Agreement and the consummation of the transactions contemplated will not result in any conflict, breach, violation or termination of or default under any charter, by-law, law, statute, rule, regulation, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which Lydall is a party or by which it is bound. All corporate action and other authorizations prerequisite to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or obtained by Lydall. This Agreement is a valid and binding agreement of Lydall, enforceable against Lydall in accordance with its terms , subject to (i) any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar law relating to or affecting the rights of creditors generally, (ii) the possibility that the remedy of specific performance or any other remedy may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion, and (iii) equitable principles that may be applied in construing or enforcing the provisions of this Agreement;

          8.03 BROKERS. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement, or the consummation of any transactions contemplated as a result of any agreements or understandings made by Lydall; and

          8.04 FINANCING. Lydall has funds available (including those to be provided to it pursuant to binding financing commitments) which are sufficient to pay the Purchase Price and to pay all other amounts owing by it in connection with the transaction contemplated by this Agreement. Lydall has furnished reasonable substantiation of the foregoing to ETSI and will, from time to time prior to the Closing at the reasonable request of ETSI, provide to ETSI additional substantiation of the status thereof.

          8.05 FINANCIAL STATEMENTS. Attached as Schedule 8.05 are the unaudited financial statements of Lydall for the fiscal year ended December 31, 1997, which have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the period indicated and fairly present in all respects the financial position of Lydall at and as of December 31, 1997, and the results of operations for the fiscal year then ended.

          8.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, except as disclosed to ETSI in Schedule 8.06, there has not been any adverse change in the financial condition or results of operations of Lydall, and Lydall has not engaged in any practice, taken any action, or entered into any transaction having an adverse impact on Lydall's ability to consummate the transactions contemplated hereby;

          8.07 LITIGATION OR CLAIMS. There is no litigation, proceeding, arbitration, alternate dispute matter, assessment, governmental investigation or other claim pending, or so far as known to Lydall threatened, against or relating to Lydall with respect to the transactions contemplated by this Agreement or otherwise involving Lydall that would have an adverse effect on Lydall's ability to consummate the transactions contemplated hereby.

          9.        AGREEMENTS PENDING CLOSING.

                9.1 AGREEMENTS OF ETSI PENDING THE CLOSING. ETSI covenants and agrees that, pending the Closing:

                9.1.1 BUSINESS IN THE ORDINARY COURSE. The Operation shall be conducted in the ordinary course consistent with past practice, and not in a manner that might reasonably be expected to prejudice Lydall;

               9.1.2 EXISTING CONDITION. Without the prior, written consent of Lydall, ETSI shall not cause nor permit to occur any of the events or occurrences described in Section 7.10 hereof;

               9.1.3 MAINTENANCE OF PHYSICAL ASSETS. ETSI shall continue to maintain and service the physical assets used in the conduct of the Operation in the same manner as has been its consistent past practice;

               9.1.4 EMPLOYEES AND BUSINESS RELATIONS. ETSI shall use its best efforts to keep available the services of the present employees and agents of the Operation and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Operation;

               9.1.5 MAINTENANCE OF INSURANCE. ETSI shall notify Lydall of any material changes in the terms of the insurance policies and binders presently in effect with respect to the Operation;

               9.1.6 MAINTENANCE OF FRANCHISES, ETC. ETSI shall use its best efforts to maintain in full force and effect all franchises currently in effect used in the conduct of the business of the Operation;

               9.1.7 COMPLIANCE WITH LAWS, ETC. ETSI shall comply with all laws, ordinances, rules, regulations and orders applicable to ETSI's operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Operation or the Assets;

               9.1.8 UPDATE SCHEDULES. ETSI shall promptly disclose to Lydall any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is materially incomplete or incorrect as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of ETSI or the schedules hereto for the purposes of Section 10 hereof, unless Lydall shall have consented thereto in writing;

               9.1.9 CONDUCT OF BUSINESS. ETSI shall use its best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of ETSI contained in this Agreement shall be true, except as specifically contemplated by this Section 9.1, as though such representations and warranties were made on and as of such date.
Furthermore, ETSI shall cooperate with Lydall and use its best efforts to cause all of the conditions to the obligations of Lydall and ETSI under this Agreement to be satisfied on or prior to the Closing Date;

               9.1.10 SALE OF ASSETS; NEGOTIATIONS. ETSI shall not, directly or indirectly, sell or encumber all or any part of the Assets, other than in the ordinary course of the Operation consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. ETSI shall not provide any confidential information concerning the Operation or its properties or assets to any third party other than in the ordinary course of business;

            9.1.11 ACCESS. ETSI shall give to Lydall's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Operation and shall permit them to consult with the officers, employees, accountants, counsel and agents of ETSI for the purpose of making such investigation of the Operation, including without limitation the Interim Balance Sheet, as Lydall shall desire to make, provided that such investigation shall not unreasonably interfere with ETSI's business operations. Furthermore, ETSI shall furnish to Lydall all such documents and copies of documents and records and information with respect to the affairs of the Operation and copies of any working papers relating thereto as Lydall shall from time to time reasonably request and shall permit Lydall and its agents to make such physical inventories and inspections of the Assets as Lydall may request from time to time; and

               9.1.12 PRESS RELEASES. Except as required by applicable law, ETSI shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Lydall, which approval shall not be unreasonably withheld.

               9.1.13 NON-SHOP PROVISION. ETSI has not and will not directly or indirectly, through any officer, director, agent or otherwise,
(i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals, or offers from any potential buyer (other than Lydall) relating to the disposition of all or any part of the assets or securities of ETSI (other than sales of inventory in the ordinary course) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the disposition of all or any part of the assets or any securities of ETSI.

          9.2 AGREEMENTS OF LYDALL PENDING THE CLOSING. Lydall covenants and agrees that, pending the Closing:

          9.2.1 ACTIONS OF LYDALL. Lydall will not knowingly take any action which could reasonably be expected to result in a breach of any of its representations, warranties and covenants hereunder. Furthermore, Lydall shall cooperate with ETSI and use its best efforts to cause all of the conditions to the obligations of Lydall and ETSI under this Agreement to be satisfied on or prior to the Closing Date;

          9.2.2 CONFIDENTIALITY. Unless and until the Closing has been consummated, Lydall will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to Lydall in connection with this Agreement with respect to the Operation using the same standard of care to protect such confidential data or information as is used to protect Lydall's confidential information. If the transactions contemplated by this Agreement are not consummated, Lydall agrees that (i) it shall return or cause to be returned to ETSI all written materials and all copies thereof that were supplied to Lydall by ETSI and that contain any such confidential data or information, and (ii) it will continue to comply with the provisions of this Agreement and the Confidentiality Agreement described in section 12.03;

          9.2.3 PRESS RELEASES. Except as required by applicable law, Lydall will not give notice to third parties or otherwise make any public statements or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by ETSI, which approval shall not be unreasonably withheld; and

          9.2.4. ACQUISITIONS. Lydall will not enter into any agreement to acquire another person if such agreement will have a materially adverse impact on Lydall's ability to consummate the transactions contemplated by this Agreement.

          10. LYDALL'S CONDITIONS PRECEDENT TO CLOSING. Lydall's agreement to purchase and pay for the Assets is subject to delivery at the Closing of the deeds, bills of sale, endorsements, assignments, and other instruments of sale, conveyance, transfer and assignment as contemplated by
Article 6 and to the occurrence of each of the following conditions (any of which may be waived by Lydall):

          10.01 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties set forth in Article 7 and in the Schedules delivered pursuant thereto shall be true and correct in all material respects on the Closing Date, (except for any representations and warranties that are qualified by materiality, which shall be true in all respects) and ETSI shall execute and deliver to Lydall a certificate signed by authorized officers of ETSI dated the Closing Date to such effect;

          10.02 CONSENT OF LANDLORD TO ASSUMPTION OF LEASE. On the Closing Date, Lydall shall receive from the landlord under the Lease, landlord's consent to Lydall's assumption of the Lease as modified;

          10.03 HART-SCOTT-RODINO FILINGS. In the reasonable opinion of Lydall, all necessary requirements of the provisions of the Hart-Scott-Rodino Act (15 U.S.C. Section 18A) and the regulations thereunder have been complied with, and any "waiting periods" applicable to this transaction which are imposed by statute or regulations shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency;

          10.04 COVENANTS NOT TO COMPETE OF ETSI AND ITS PRINCIPAL OFFICERS. A condition of Closing is that ETSI and each of Allan S. Rodgers, Rodger Hamilton and Sanford Boyle shall have executed and delivered Covenants Not to Compete running to the benefit of Lydall in the form annexed as Exhibits C-1 through C-4 respectively;

          10.05 DUE DILIGENCE REVIEW. Lydall shall have completed its due diligence investigation and review of the Assets and the Operation, and all matters pertaining thereto that Lydall deems relevant to the results of such investigation; and ETSI shall have provided all reasonably requested items. Lydall shall not have discovered any facts or omissions which could have a material adverse impact on the Assets, the Operation, or the transaction contemplated hereby;

          10.06 COMPLIANCE WITH THIS AGREEMENT. ETSI shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing and shall have furnished Lydall with a certificate dated the Closing Date to that effect;

          10.07 OPINIONS OF COUNSEL FOR ETSI. Primmer and Piper, counsel for ETSI, shall have delivered to Lydall a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Lydall and its counsel;

          10.08 NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened;

          10.09 CONSENTS AND APPROVALS. To the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby, the following shall have granted such consent or approval : (a) the holders of any indebtedness of ETSI, (b) the lessors or lessees of any real or personal property or assets leased by ETSI,
(c) the parties (other than ETSI) to any contract, commitment or agreement to which ETSI is a party or subject, or (d) any governmental or regulatory body or authority having jurisdiction over ETSI or Lydall;

          10.10 MATERIAL ADVERSE CHANGES. The Assets and the business of the Operation shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence; and

          10.11 EXCESS LIABILITY EXTENDED REPORTING PERIOD INSURANCE. At the shared expense of both parties, ETSI shall have obtained an Excess Liability Extended Reporting Period policy covering general and product liability, from an insurer, and in a form, approved by both parties, in the amount of $5,000,000 both individually and in the aggregate covering a period five (5) years prior to Closing for a reporting period of three years. The policy shall name Lydall as an additional insured.

          10.12 ETSI will endeavor to have Lydall named as an additional insured on its General Liability and Umbrella policies.

          11.       ETSI's CONDITIONS PRECEDENT TO CLOSING.

ETSI 's agreement to sell and deliver the Assets is subject to payment at the Closing of the amount specified in sections 4.02, the delivery at the Closing of the instruments and agreements of assumption as contemplated, and to the occurrence of each of the following conditions (any of which may be waived by ETSI):

          11.01 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties set forth in Article 8 shall be true and correct in all material respects on the Closing Date, and Lydall shall execute and deliver to ETSI a certificate signed by authorized officers of Lydall dated the Closing Date to such effect;

          11.02 COMPLIANCE WITH THIS AGREEMENT. Lydall shall have performed and complied with all agreements and any conditions required by this Agreement to be performed or complied with by it prior to or at the Closing and shall have furnished ETSI with a certificate dated the Closing Date to that effect;

          11.03 OPINIONS OF COUNSEL FOR LYDALL. Mary Tremblay, counsel for Lydall, shall have delivered to ETSI a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to ETSI and its counsel;

          11.04 NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened;

          11.05 CONSENTS AND APPROVALS. All required consents and approvals from any third party or governmental or regulatory authority shall have been obtained; and

          11.06 EXCESS LIABILITY EXTENDED REPORTING PERIOD INSURANCE. Lydall shall have paid to ETSI one half of the expense of the policy described in Section 10.11.

          11.07 EXCESS LIABILITY EXTENDED REPORT PERIOD INSURANCE. At the shared expense of both parties, ETSI shall have obtained an Excess Liability Extended Reporting Period policy covering general and product liability, from an insurer and in a form approved by both parties, in the amount of $5,000,000 both individually and in the aggregate covering a period five (5) years prior to Closing for a reporting period of three years. The policy shall name Lydall as an additional insured.

          12.       POST-CLOSING COVENANTS

          12.01 TRANSITION PERIOD. During the transition of ownership from ETSI to Lydall beginning on the Closing Date and continuing for a reasonable period thereafter, not to exceed one year, ETSI will:

                    (a) to the extent not included in the Assets, make available to Lydall all information or records needed for the manufacture of the Products and the operation of, ETSI including access to all software or other computer systems used by ETSI in the operation of ETSI , and

                    (b) make available to Lydall at reasonable times and upon reasonable notice and at rates of compensation to be agreed upon by the parties its representatives for conferences, assistance and meetings at reasonable times during normal business hours, as Lydall shall reasonably request;

                    (c) forward, as soon as possible, all correspondence and payments from third parties relating to the Operation to Lydall, except as otherwise provided in
                         Section 12.02.

          12.02 REIMBURSEMENT OF UNCOLLECTED RECEIVABLES. If any Account Receivable listed on Schedule 1.06 shall be or become overdue and owing for a period in excess of one hundred twenty (120) days after date of invoice, upon receipt of Lydall's invoice, ETSI shall promptly reimburse Lydall for said Account Receivable for its then unpaid balance, for any amount over and above the bad debt reserve stated on Schedule 1.06, provided that ETSI's obligation regarding Accounts Receivable shall be subject to the following:

               (a) Lydall shall promptly and diligently attempt to collect all of the Accounts Receivable before the end of 120-day collection period above referred to, but Lydall shall not be required to institute legal proceedings for this purpose;

               (b) any amounts received by Lydall with respect to an Account Receivable from an account debtor shall be applied against the invoice to which it relates;

               (c) Lydall agrees to permit ETSI, including its attorneys, accountants, agents and designees, such access to the records of Lydall relating to the Accounts Receivable, and Lydall's collection thereof during normal business hours as ETSI may deem necessary or desirable;

               (d) if: (i) any products with respect to which there is an Account Receivable are returned by a customer (other than for repair or replacement) before Lydall receives payment from ETSI under this section 12.02, and (ii) such products are reasonably marketable by Lydall, then the amount of the Accounts Receivable related to such products shall be reduced by an amount equal to the standard cost under ETSI's system that was incurred by ETSI in producing such returned products less any cost of rework incurred by Lydall and a reasonable restocking charge. If such reasonably marketable products are returned after Lydall issued its invoice to ETSI, Lydall shall reverse or eliminate the set-off to the extent of an amount equal to the standard cost incurred by ETSI in producing such goods less any cost of rework incurred by Lydall and a reasonable restocking charge. The return of any products which are not reasonably
                                      48
                    marketable by Lydall shall not result in a reduction of the amount of ETSI's obligation under this Section 12.02.

               (e) If ETSI does not remit within 30 days of receipt of Lydall's invoice, Lydall may unilaterally instruct the Escrow Agent to pay Lydall the full amount of such invoice from the Escrow Account, without application of the limitation set forth in Section 15.01 below. Such reduction shall not in any way limit ETSI's indemnification obligations with respect to other matters. In the event the Escrow Account is so reduced, ETSI will refund the same amount to the Escrow Account within 5 business days.

               (f) if the account receivable is overdue by more than 120 days due to inaccurate payment instructions, this Section 12.02 will not apply, for an additional 60 day period.

          12.03 PRESERVATION OF RECORDS. Lydall covenants that for a period of seven years from and after the Closing Date, or until all open tax years of ETSI are closed, it shall preserve and maintain the records referred to in Section 1.07, shall permit ETSI reasonable access to such records, and shall not discard or destroy such records without ETSI's written consent;

          12.04 CONFIDENTIALITY. ETSI and Lydall have executed a Confidentiality Agreement dated March 17, 1997 which is attached as Exhibit D and incorporated herein by reference;

          12.05 FURTHER ASSURANCES. Each party shall, at the request of the other, execute and deliver to such other party all such further assignments, assumptions, endorsements and other documents and take such other actions as such other party may reasonably request in order to effect the transactions contemplated; and

          12.06 PRODUCT WARRANTY COSTS. Upon ETSI's request, Lydall shall use commercially reasonable efforts to perform, in a workmanlike manner, any product warranty repair or replacement obligation of ETSI (not assumed by Lydall pursuant to Section 3.04) with respect to products of ETSI sold by ETSI prior to the Closing and any finished or work-in-process inventory acquired from ETSI. ETSI shall reimburse Lydall for its actual costs for salaries, wages, employee benefits and actual out-of-pocket costs to perform such warranty services on ETSI's behalf.

          13.       INDEMNIFICATION BY ETSI.

          13.01          INDEMNIFICATION HOLDBACK.  In accordance with
Section 4.02, $800,000 of the Purchase Price will be paid into the Escrow Account to be controlled and administered by the Escrow Agent in accordance with the Escrow Agreement, for the purpose of satisfying to the extent possible ETSI's obligations, if any, arising out of Section 13.02. The Escrow Account shall be invested in accordance with ETSI's instructions as provided in the Escrow Instructions. On October 31, 1998 the Escrow Agent shall release from escrow and pay to ETSI the amount of $400,000, less any amounts payable or claimed with respect to the covenants, agreements, obligations, representations and warranties plus accrued interest. On
April 30, 1999 the Escrow Agent shall release from Escrow and pay to ETSI the amount of $200,000 less any amounts payable or claimed by Lydall with respect to the covenants, agreements, obligations, representations and warranties of ETSI plus accrued interest. On October 31, 1999, the balance of the Escrow Account, less any amounts payable or claimed by Lydall with respect to the covenants, agreements, obligations, representations and warranties of ETSI plus accrued interest, will be released from escrow and paid to ETSI; and

          13.02 INDEMNIFICATION OBLIGATION. Subject to the conditions and limitations set forth in this Agreement, ETSI shall defend, indemnify and hold Lydall harmless from and against any and all claims, actions, suits, demands, assessments, judgments, damages, liabilities, losses, costs or expenses (including, without limitation, fines, penalties, punitive damages and attorneys' fees) (collectively, "Damages") actually incurred or suffered by Lydall resulting from or arising out of (a) any material inaccuracy or falsehood in any representation or any material breach of warranty or nonfulfillment of any covenant or other agreement by ETSI that is contained in this Agreement or any certificate, document or instrument delivered to Lydall in connection with this Agreement, (b) any debt, liability or obligation of ETSI not expressly assumed by Lydall pursuant to this Agreement, and (c) any claim based on any action, transaction, condition or event occurring or existing in connection with ETSI business or any of the Assets prior to the Closing Date, except those related to the liabilities expressly assumed by Lydall in Article 3. "Claim" as used herein shall include without limitation any action by a governmental authority to require the taking of an action or performance of an act and any claim for environmental damage, product liability or

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workers compensation.  Should ETSI become insolvent, dissolved, or otherwise rendered unable to meet its obligations pursuant to this Section, those obligations will become the joint and several obligations of the ETSI Stockholders in accordance with the agreement by and among Lydall and the ETSI Stockholders, attached hereto as Exhibit E.

          14. INDEMNIFICATION BY LYDALL. Subject to the conditions and limitations set forth in this Agreement, Lydall shall defend, indemnify and hold ETSI harmless from and against any and all Damages actually incurred or suffered by ETSI resulting from or arising out of (a) any material inaccuracy or falsehood in any representation or any material breach of warranty or nonfulfillment of any covenant or other agreement by Lydall that is contained in this Agreement or any certificate, document or instrument delivered to ETSI in connection with this Agreement, (b) any of the liabilities and obligations of ETSI specifically assumed by Lydall pursuant to this Agreement, and (c) any claim based on any action, transaction, condition or event occurring or existing in connection with the ETSI business or any of the Assets after the Closing Date, except those related to the liabilities retained by ETSI. "Claim" as used herein shall include without limitation any action by a governmental authority to require the taking of an action or performance of an act and any claim for environmental damage, product liability or workers compensation. The obligations of Lydall to ETSI in this Section shall become obligations to the ETSI Stockholders following the liquidation, dissolution or winding-down of ETSI in accordance with Exhibit E.

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

          15. LIMITATIONS ON INDEMNIFICATION. The obligation of the indemnifying party to indemnify the indemnified party set forth in Sections 13.02(a) and 14(a) above shall be subject to the following limitations:

          15.01 The indemnifying party shall be obligated to indemnify the indemnified party only to the extent that the amount which the indemnified party shall be entitled to receive as indemnification shall exceed $50,000 in the aggregate. For risks covered by the insurance described in Section 10.11, the maximum amount of the indemnification shall be the policy limits of $5,000,000 individually and in the aggregate. A maximum of $2,000,000 shall apply where insurance does not cover the indemnified obligation, such as exclusions to the insurance policy EXCEPT that a maximum of $3,000,000 shall apply for patent related claims;

          15.02 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION OBLIGATIONS. Regardless of any investigation made by any party, all of the representations, warranties and indemnification obligations of the parties will survive the Closing and remain in full force and effect for a period of three (3) years, EXCEPT: for the representation in Section 7.07(Taxes) which shall survive for the applicable statute of limitations period provided ,however that any claim filed within the time period set forth in this Section 15.02 shall be covered by the indemnification even if it is resolved after that time period. The covenants and agreements contained in this Agreement shall survive the Closing and remain in effect in accordance with their terms;

          15.03 DEFENSE OF CLAIMS. In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any person in respect of

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

which indemnification may be sought from the indemnifying party under the provisions of Sections 13 and 14 above, the indemnifying party shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to assume the defense of, negotiate, settle or otherwise deal with any such legal proceeding, claim or demand; provided, however, that if the liability or obligation which is the subject matter of such claim shall arise out of a transaction or cover any period or periods where in the indemnified party shall be responsible for part of any such liability or obligation, then both parties jointly shall defend, contest, litigate, settle and otherwise deal with any such claims, each bearing its own expenses and each choosing its own counsel. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the parties shall have arrived at a mutually binding agreement with respect to any matter which is the subject matter of an indemnity, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by it with respect to such matter, and the indemnifying party shall pay all of the sums so owing, by certified or bank cashier's check, within thirty (30) days after the date of such notice. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceedings, claim or demand, and will not compromise or settle any such legal proceeding, claim or demand without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; and

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

          15.04 MATERIALITY. For purposes of this Agreement, the words "material" or "materially adverse" or the like mean a misrepresentation, violation or other noncompliance, or any effect, loss, cost, expense or other damage as to particular matter or item, in excess of $50,000 individually or $50,000 in the aggregate.

          16.            MISCELLANEOUS

          16.01          TERMINATION.

               (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                     (i)   by mutual consent of ETSI and Lydall;

                    (ii) by Lydall, (A) at any time if the representations and warranties of ETSI contained in Article 7 hereof were incorrect in any material respect when made or at any time thereafter, or (B) upon written notice to ETSI given at any time after July 1, 1998 (or such later date as shall have been specified in a writing authorized on behalf of ETSI and Lydall) if all of the conditions precedent set forth in
                           Article 10 hereof have not been met; or

                   (iii) by ETSI, (A) at any time if the representations and warranties of Lydall contained in Article 8 hereof were incorrect in any material respect when made or at any time thereafter, or (B) upon written notice to Lydall given at any

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

                           time after July 1, 1998 (or such later date as shall have been specified in a writing authorized on behalf of ETSI and Lydall) if all of the conditions precedent set forth in Article 11 hereof have not been met.

               (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 16.01, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach by such party of a covenant hereunder in which event the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all costs, expenses (and damages) of the party in connection with the preparation, negotiation, execution and performance of this Agreement;

          16.02 SUCCESSORS AND ASSIGNS. All the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties, whether so expressed or not;

          16.03 GOVERNING LAW. This Agreement is to be governed by and interpreted under the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws;

          16.04 NOTICES. All notices, requests, consents and other communications shall be in writing and shall be mailed first class, registered, with postage prepaid as follows:

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

If to ETSI, addressed to:

          Allan S. Rodgers, President
          Engineered Thermal Systems, Inc.
          P.O. Box 907
          Route 5, Memorial Drive
          St. Johnsbury, VT  05819-0907

          with a copy to:

          James E. Clemons
          Primmer & Piper
          100 East State Street
          P.O. Box 1309
          Montpelier, VT 05601-1309

If to Lydall, addressed to:

          Christopher R. Skomorowski
          Lydall Central, Inc.
          Westex Division
          1241 Buck Shoals Road
          P.O. Box 109
          Hamptonville, NC  27020

          with a copy to:

          Mary A. Tremblay
          General Counsel and Secretary
          Lydall, Inc.
          One Colonial Road
          Manchester, CT  06040

or such other address as either party may request by notice given as aforesaid. Notice sent as provided shall be deemed filed on the date mailed;

          16.05 PAYMENT OF EXPENSES. Except as provided in Section 16.01(b) ETSI and Lydall shall each pay their own expenses, including without limitation, the

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disbursements and fees of all their respective attorneys, accountants, advisors, agents and other representatives incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated are consummated;

          16.06 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Schedules and Exhibits), and all other agreements and documents executed in connection therewith constitute the entire agreement
between the parties with respect to the sale of the business of ETSI.   This
Agreement supersedes all prior agreements and/or understandings between the parties, including the non-binding letters of intent. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by both parties;

          16.07 COUNTERPARTS. This Agreement including any amendments, alterations, and/or modifications may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument;

          16.08 HEADINGS. The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions;

          16.09 WAIVER. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted or of the future

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

performance of any such term, covenant or condition, but the obligations of the parties with respect to the term, covenant or condition shall continue in full force and effect; and

          16.10 SEPARABILITY. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the whole Agreement to either party.










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          WITNESS the due execution of this Asset Purchase Agreement as of the date first above written.

                              ENGINEERED THERMAL SYSTEMS, INC.


ATTEST:__________________     By:_________________________

                              Allan S. Rodgers
                              President


ATTEST:                       LYDALL CENTRAL, INC.


_________________________     By:__________________________
                                 Christopher R. Skomorowski
                                 Division President


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

                                  INDEX OF SCHEDULES


Schedule 1.02      Equipment and Personalty
Schedule 1.03      Contract Rights and Leases
Schedule 1.04      Prepaid Expenses and Deferred Costs
Schedule 1.05      Inventory
Schedule 1.06      Accounts Receivable
Schedule 1.10      Customer and Supplier List
Schedule 3.02      Trade Payables and Accrued Expenses
Schedule 7.02      Title to and Condition of the Assets
Schedule 7.06      Financial Statements
Schedule 7.08      Litigation or Claims
Schedule 7.10      Absence of Certain Changes or Events
Schedule 7.11      Environmental Matters
Schedule 7.12      No Change in Business Relationships
Schedule 7.13      Employment Agreements
Schedule 7.14      Patents, Trademarks, Trade names and Copyrights
Schedule 7.17      Licenses and Permits
Schedule 7.18      Absence of Undisclosed Liabilities
Schedule 7.20      Accounts and Notes Receivable
Schedule 7.23      ERISA and COBRA Compliance
Schedule 7.24      Product Liability
Schedule 7.29      Conditions Affecting ETSI




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                                   LIST OF EXHIBITS

Exhibit A           Instructions to Escrow Agreement
                    (4.02)

Exhibit B1-2        Instruments of Conveyance and Assumption
                    (6a-b)

Exhibits C1-4       Covenants Not to Compete ETSI, Allan S. Rodgers
                    Rodger Hamilton and Sanford Boyle (10.04)

Exhibit D           Mutual Confidentiality Agreement (12.04)

Exhibit E           Agreement Between Lydall and ETSI Stockholders
                    (13.02, 14)




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